FOR IMMEDIATE RELEASE:

For Further Information:

Charles W. Federico, Group President & CEO
Orthofix International N.V.
704-948-2600

Tom Hein, CFO
Orthofix International N.V.
704-948-2600


Orthofix Completes Its Acquisition of BREG, Inc.

"We have joined the ranks of the most influential and diversified orthopedic companies, competing in three key market sectors - spine, trauma and reconstruction. Our product lines surround the surgeon with preventive, preoperative, operating room, and postoperative products."

Charles Federico,
Group President and CEO Orthofix International, N.V.

HUNTERSVILLE, N.C./VISTA, Calif., Dec. 31, 2003 - Orthofix (Nasdaq: OFIX) announced today it has completed its acquisition of privately held BREG, Inc., a market leader in the sale of orthopedic postoperative reconstruction and rehabilitative products to hospitals and orthopedic offices. The purchase price for the acquisition was approximately $159 million after closing adjustments and after valuing the Orthofix common stock issued in the transaction at current trading prices. The acquisition was financed with $110 million of debt, cash on hand, and the issuance of 731,715 shares of Orthofix common stock. The senior secured bank financing for the acquisition was arranged by Wachovia Securities, which also acted as Orthofix's financial advisor.

"This acquisition represents a significant milestone in our strategy to strengthen and grow our franchises in the three key sectors in orthopedics: spine, reconstruction, and trauma," said Charles W. Federico, Group President and Chief Executive Officer of Orthofix. "This acquisition is a superb strategic fit and at the same time is expected to be accretive to Orthofix's revenues, cash flow and earnings growth in 2004 and beyond."

The combined company is expected to generate approximately $292 million in total revenues in 2004, with earnings per share (EPS), subject to final purchase price allocation, of approximately $2.60 on a projected 15.6 million diluted shares (See Table 1, "Projected Post-Acquisition Combined Revenue by Sector"). For the 12-month period ended Sept. 30, 2003, BREG generated $58.3 million in revenues and $7.7 million in net income.

"This acquisition presents Orthofix with numerous opportunities," Federico added. "First and perhaps foremost, it immediately diversifies our product lines, thereby diminishing our dependence on the success of any single product. Further, it rapidly creates new sales-channel opportunities for Orthofix; combined with BREG, we become a distribution leader in both the office-based and postoperative market, and will aggressively seek opportunities for cross-selling Orthofix products. In addition, any emerging-technology company seeking distribution into the office-care environment will view Orthofix as an outstanding strategic partner," said Federico. "With this acquisition, Orthofix now has a formidable sales force calling on the orthopedic office.

"Orthofix is now uniquely positioned within our industry: a big and expanding company with projected 2004 revenues approaching $300 million - yet a company with the capability of being able to quickly capture new opportunities. We are a very profitable company with broad product lines within three established franchises, some of which rely on state-of-the-art technology as a superior advantage, competing in growing markets in which Orthofix has robust distribution already in place," said Federico. "In short, Orthofix now has much more in common with the industry's major orthopedic companies."

Table 1                         Projected Post-Acquisition Combined
                                Revenue by Sector: (in millions)

                                Projected 2004
                                --------------

Spinal                          $58.0
Reconstruction                  $117.0
Trauma                          $95.0
Other                           $22.0

Total Revenue                   $292.0

Orthofix International, N.V., a diversified orthopedic company, offers a broad line of minimally invasive surgical, as well as non-surgical, products for the spine, reconstruction, and trauma market sectors that address the lifelong-bone-and-joint-health needs of patients of all ages - making possible a more active and mobile lifestyle. Orthofix's products are widely distributed around the world to orthopedic surgeons and patients - via Orthofix's 380 sales representatives, and via partnerships with other leading orthopedic product companies, such as Medtronic Sofamor Danek, Stryker Howmedica, Kendall Healthcare and Royce Medical. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Wake Forest University School of Medicine, the Orthopedic Research and Education Foundation, the Cleveland Clinic Foundation, Innovative Spinal Technologies and the National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS:

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and BREG and the benefits expected to result from the contemplated transaction, are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the integration of the businesses of Orthofix and BREG, unanticipated expenditures, the final purchase price allocation, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy and other factors described in the most recent reports on Form 10-Q, most recent reports on Form 10-K and other periodic reports filed by Orthofix with the Securities and Exchange Commission.



For Further Information:
Charles W. Federico
Group President & CEO
Orthofix International N.V.
704.948.2600

Tom Hein
CFO
Orthofix International N.V.
704.948.2600